Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 17, 2015 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Brown-Forman Corporation’s Annual Report on Form 10-K for the year ended April 30, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Louisville, KY

June 24, 2015